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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated March 6, 1998 included in this Form 10-K/A. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 1997 or performed any audit procedures subsequent to the date of the report.

ARTHUR ANDERSEN LLP
June 4, 1998